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                                                                    Exhibit 99.1

                                [PACKETEER LOGO]



PACKETEER(R), INC.  ANNOUNCES CEO TRANSITION

CUPERTINO, CALIF. -- MAY 14, 2002 -- Packeteer(R), Inc. (NASDAQ: PKTR), a leading provider of Internet application performance infrastructure systems, today announced that its CEO, Craig Elliott resigned to pursue the resolution of and treatment for a recently discovered medical condition. Based on his preliminary medical results, Craig determined that potential treatment options would preclude his ability to fulfill the CEO responsibilities for the foreseeable future. As a result, Packeteer has appointed Brett Galloway to the position of Interim CEO, and has retained Spencer Stuart to initiate a search for a new CEO. Brett was one of Packeteer's co-founders, and has held positions at Packeteer of COO, VP Engineering, and most recently, VP Corporate Development.

"While we will miss Craig's strong leadership, we agree that Craig's primary responsibility right now should be to focus on the resolution of his health issues as they affect him and his family" said Brett Galloway. "I believe that our existing management team will provide the necessary leadership during this interim period to allow the continued growth of Packeteer. And although Craig has resigned from active management, he will continue to remain as a member of Packeteer's Board of Directors."

ABOUT PACKETEER

Packeteer (NASDAQ: PKTR) is a leading provider of application performance infrastructure systems designed to give enterprises and service providers a layer of control for applications delivered across intranets, extranets and the Internet. Packeteer's products -- powered by PacketWise(TM) software -- are designed to ensure end-to-end quality of service (QoS) for networked applications and managed services, enhancing users' quality of experience through comprehensive bandwidth, traffic, content, service-level and policy management. Packeteer's products are deployed by Global 2000 corporations and service providers, and sold through more than 100 resellers, distributors and system integrators in more than 50 countries. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the company's website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.


INVESTOR CONTACT

David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com